Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094

For Immediate Release

Webco Industries, Inc. Reports Fiscal 2005 First Quarter Results

Webco Reports Record Revenues and Earnings

        Tulsa, Oklahoma, December 7, 2004 - Webco Industries, Inc. (AMEX: WEB) today reported results for its fiscal 2005 first quarter ended Oct. 31, 2004.

For its fiscal 2005 first quarter, the Company reported net income of $6,614,000, or $0.92 per diluted share, compared to $414,000, or $0.06 per diluted share, for the same quarter in fiscal 2004. Net sales for the first quarter of fiscal 2005 were $71.7 million, a 46.1 percent increase over the $49.1 million in last year's first quarter. Earnings and sales for the first quarter of fiscal 2005 broke quarterly records for Webco that were established in the fourth quarter of fiscal 2004.

F. William Weber, Webco's Chairman and Chief Executive Officer, commented, "We have continued to benefit primarily from two separate business conditions. First, the lack of availability of steel, and the related mitigation of the over-supply condition in our industry, has created an enhanced pricing environment for steel tubular products. Second, these enhanced selling prices are being matched with our lower average-cost inventories. These two conditions are largely responsible for the substantial increases in our sales and income. We do not believe that the current industry-wide pricing environment and earnings attributable to selling from lower average cost inventories are sustainable. We believe that the cost of steel has stabilized and the average cost of our inventories is increasing as we replenish our inventory with steel purchased at the current higher cost. Part of our recent earnings improvement is attributable to improved operations and higher demand due to a stronger industrial economy. We expect to continue to benefit from the improvements in our operations."

Mr. Weber continued, "Although there continued to be some steel shortages during the first quarter, our purchase cost of steel did not change significantly in the first quarter. The current industry-wide pricing environment appears to have stabilized, although we will continue to benefit from selling from our lower average-cost steel inventories during the second quarter. It appears that most of the benefits from selling from lower average-cost inventories will have been realized by the end of the second quarter. We expect earnings for the second quarter of fiscal 2005 to be less than the record results reported for the first quarter."

Gross profit for the first quarter of fiscal 2005 was $16.8 million, or 23.5 percent of net sales, compared to $4.6 million, or 9.4 percent of net sales, for the first quarter of fiscal 2004. Selling, general and administrative expenses in the first quarter of fiscal 2005 were $5.7 million, compared to $3.3 million in the first quarter of fiscal 2004. S,G&A costs increased primarily due to a $2.1 million increase in employee and executive profit sharing due to improved operating performance. Legal expenses and certain financial advisory services also increased by $266,000.

Capital spending amounted to $1.9 million for the first quarter of fiscal 2004. Capital spending for fiscal year 2005 is expected to be in the range of $5.0 million to $6.0 million and to consist of continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility spending.

Webco is a manufacturer and value-added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications. Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods including heat exchangers, boilers, automobiles and trucks and home appliances. Webco's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology. Webco has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "anticipates," "appears," "believes," "expects," "hopes," "plans," "should," "would," or similar words constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004, and in subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference.

                WEBCO INDUSTRIES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF OPERATIONS
            (Dollars in thousands, except per share data)
                             (Unaudited)

                                                  Three Months Ended
                                                      October 31,
                                                    2004       2003
                                                 ---------- ----------

Net sales                                          $71,727    $49,090
Cost of sales                                       54,885     44,496
                                                 ---------- ----------
Gross profit                                        16,842      4,594
Selling, general & administrative                    5,732      3,334
                                                 ---------- ----------
Income from operations                              11,110      1,260
Interest expense                                       533        555
                                                 ---------- ----------
Income before income taxes                          10,577        705
Income tax expense                                   3,963        291
                                                 ---------- ----------

Net income                                          $6,614       $414
                                                 ========== ==========

Net income per common share:
    Basic                                             $.93       $.06
                                                 ========== ==========
    Diluted                                           $.92       $.06
                                                 ========== ==========

Weighted average common shares outstanding:
    Basic                                        7,083,000  7,082,000
                                                 ========== ==========
    Diluted                                      7,192,000  7,147,000
                                                 ========== ==========

                WEBCO INDUSTRIES, INC. AND SUBSIDIARY
                CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                        (Dollars in thousands)
                             (Unaudited)

                                               October 31,  July 31,
                                                  2004        2004
                                               ----------- -----------

Accounts receivable                               $36,638     $27,911
Inventories                                        64,099      49,639
Other current assets                                4,379       4,225
                                               ----------- -----------
     Total current assets                         105,116      81,775

Net property, plant and equipment                  59,715      59,621
Other long term assets                              4,719       4,035
                                               ----------- -----------

     Total assets                                $169,550    $145,431
                                               =========== ===========

Other current liabilities                         $31,412     $24,252
Current portion of long-term debt                  42,262      40,688
                                               ----------- -----------
     Total current liabilities                     73,674      64,940

Long-term debt                                     16,999       8,310
Deferred income tax liability                      13,614      13,725

Total equity                                       65,263      58,456
                                               ----------- -----------
     Total liabilities and equity                $169,550    $145,431
                                               =========== ===========

                            CASH FLOW DATA
                        (Dollars in thousands)
                             (Unaudited)

                                                   Three Months Ended
                                                      October 31,
                                                     2004       2003
                                                  ---------- ---------
Net cash provided by
   (used in) operating activities                   $(8,323)  $(5,401)
                                                  ========== =========

Depreciation and amortization                        $1,768    $1,789
                                                  ========== =========

Capital expenditures                                 $1,918    $2,339
                                                  ========== =========